Exhibit 5.5
June 16, 2011
Navios Maritime Holdings Inc.
85 Akti Miaouli Street
Piraeus, Greece 185 38

Re:	Navios Maritime Holdings Inc.
Dear Sirs:
          We are licensed to practice law in the Republic of Panama.
          We have acted as counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”) and White Narcissus Marine S.A., a Panamanian company (the “Covered Guarantor”), on matters of Panamanian law in connection with the offer by the Company and Navios Maritime Finance II (US) Inc., a Delaware corporation (“NMFI” and together with the Company, the “Co-Issuers”), to exchange up to $350,000,000 in aggregate principal amount of its new 8 1/8% Senior Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 1/8% Senior Notes due 2019 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”
          In connection herewith we have examined originals or copies of:
1.	The Indenture dated January 28, 2011, between the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 8 1/8% Senior Notes due 2019;

2.	The Notes; and

3.	The Notations of Guarantee (as defined in the Indenture).
          The documents referred to in Items 1, 2 and 3 are collectively referred to as the “Documents.”
For the purpose of this opinion, we have further assumed:
a.	The power, authority and legal right of all parties (other than the Covered Guarantor) to the Documents to enter into and to perform their respective obligations thereunder and that the Documents have been duly authorized, executed and delivered by each such party.

b.	The genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

c.	The due compliance of each of the Documents (other than the Covered Guarantor) with all matters of, and the validity and enforceability thereof under, all such laws as governed or related to it (other than the laws of the Republic of the Panama as to which we are opining);

d.	That each of the parties to the Documents, excluding the Covered Guarantor, has duly and validly executed and delivered the Documents to which it is a party and has complied with all legal requirements pertaining to its status as such status relates to its rights to seek benefits of and enforce the against the Company or the Covered Guarantors, as the case may be; and

e.	That any required consents, licenses, permits, approvals, exemptions, qualifications or authorizations of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of Panama in connection with the transactions contemplated by the Documents have been duly obtained or made.
          Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of Panama are concerned, that:
1.	The Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Panama.

2.	The Covered Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under the Documents.

3.	The Covered Guarantor has duly authorized, executed and delivered the Documents.

4.	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Covered Guarantor under the laws of the Republic of Panama, in connection with its execution and delivery of the Documents or the performance by it of its obligations thereunder other than those that have been obtained or made.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,
By:	/s/ Marco Antonio Saavedra C.